Filed pursuant to Rule 424(B)(2)
SEC File No. 333-64740
Prospectus Supplement to Prospectus dated July 25, 2001.

$500,000,000

Wal-Mart Stores, Inc.

4.375% Notes Due 2007

We are offering $500,000,000 of our 4.375% notes due 2007.

We will pay interest on January 12 and July 12 of each year, beginning on January 12, 2003. Interest will accrue from July 12, 2002. The notes will mature on July 12, 2007.

The notes will be our senior unsecured debt obligations, will not be redeemable prior to maturity except in the case of a specified tax event, and will not be convertible or exchangeable.

The terms of the notes, other than their date of issue and their initial price to the public, will be identical to the terms of the $1,000,000,000 aggregate principal amount of 4.375% notes due 2007 offered and sold by our prospectus supplement dated July 9, 2002. The notes offered by this prospectus supplement will have the same CUSIP, ISIN and Common Code numbers as those other notes, will trade interchangeably with those notes immediately upon settlement and will increase the aggregate principal amount of the series of our 4.375% notes due 2007 to $1,500,000,000.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	104.019%	$520,095,000
Underwriting discount	0.350%	$1,750,000
Proceeds, before expenses, to Wal-Mart Stores, Inc.	103.669%	$518,345,000

The initial public offering price set forth above does not include accrued interest (totaling $4,131,944.44) on the notes from July 12, 2002 to the date they are delivered. The accrued interest must be paid by the purchasers of the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking or Euroclear against payment in New York, New York on September 20, 2002.

Goldman, Sachs & Co.	JPMorgan	Lehman Brothers

Banc of America Securities LLC
Barclays Capital
Fleet Securities, Inc.
Merrill Lynch & Co.
TD Securities

Prospectus Supplement dated September 17, 2002.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement.

The notes are not being offered in any jurisdiction in which the offering is not permitted.

This prospectus supplement and the attached prospectus may only be used in connection with the offering of the notes.

In connection with the offering, Goldman, Sachs & Co. and its affiliates may over-allot or otherwise effect transactions which stabilize or maintain the market price of the notes at levels above those which might otherwise prevail in the open market. Such transactions may be effected in the over-the-counter markets or otherwise. Such stabilizing, if commenced, may be discontinued at any time without notice.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales for fiscal 2002. Our total net sales exceeded $217 billion in fiscal 2002, over 83% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, Argentina, Brazil, Canada, Germany, South Korea, Mexico, Puerto Rico, and the United Kingdom, and in China under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. As of August 31, 2002, we operated in the United States:

•	1,603 Wal-Mart stores;

•	1,179 Supercenters;

•	36 Neighborhood Markets; and

•	517 SAM’S Clubs.

As of August 31, 2002, we also operated 199 Canadian Wal-Mart stores, 11 units in Argentina, 22 units in Brazil, 20 units in China, 96 units in Germany, 578 units in Mexico, 18 units in Puerto Rico, 12 units in South Korea, and 256 units in the United Kingdom. The units operated by our International Division represent a variety of retail formats. As of August 31, 2002, we employed more than 1,000,000 associates in the United States and 300,000 associates internationally.

We also own 6.1% of the stock of The Seiyu, Ltd., a Japanese retail chain with 400 stores located throughout Japan. We have the right to acquire from Seiyu additional shares of its stock that would result in our owning approximately 66.7% of Seiyu’s stock.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including McLane Company, Inc., Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, Inc., Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust, Sam’s Real Estate Business Trust and Wares Delaware Corporation and our finance subsidiaries, Wal-Mart Cayman (Canadian) Finance Co., Wal-Mart Cayman (Euro) Finance Co. and Wal-Mart Cayman (Sterling) Finance Co. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

USE OF PROCEEDS OF THE NOTES

We estimate that the net proceeds from the sale of the notes will be approximately $518.3 million after underwriting discounts and payment of transaction expenses, exclusive of accrued interest.

We will use these net proceeds to reduce our outstanding commercial paper debt.

CAPITALIZATION

The following table presents the consolidated capitalization of Wal-Mart and its subsidiaries at July 31, 2002, and as adjusted to give effect to the offering of the notes and the application of the estimated net proceeds from the sale of the notes (which are deemed to include the accrued interest paid by the purchasers of the notes) to reduce our commercial paper debt.

	July 31, 2002
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper	$1,453	$931
Long-term debt due within one year	3,031	3,031
Obligations under capital leases due within one year	155	155

Total short-term debt and capital lease obligations	4,639	4,117

Long-term debt
4.375% Notes Due 2007	1,000	1,500
Other long-term debt	15,201	15,201
Long-term capital lease obligations	2,878	2,878

Total long-term debt and capital lease obligations	19,079	19,579

Shareholders’ equity
Common stock ($0.10 par value; 11,000,000,000 shares authorized; 4,425,640,891 shares issued and outstanding)	443	443
Capital in excess of par value	1,426	1,426
Retained earnings	35,874	35,874
Other accumulated comprehensive income	(777)	(777)

Total shareholders’ equity	36,966	36,966

Total debt and capital lease obligations and shareholders’ equity	$60,684	$60,662

We are permitted to issue an additional $500,000,000 of debt securities under a registration statement of which the attached prospectus and this prospectus supplement are a part. No limit exists on our ability to register additional debt securities for sale in the future.

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

	Fiscal Years Ended January 31,					Six Months Ended July 31,
	1998	1999	2000	2001	2002	2001	2002
	(in millions)
Income Statement Data:
Net sales	$117,958	$137,634	$165,013	$191,329	$217,799	$100,851	$114,654
Non-interest expense	112,796	131,088	156,704	181,805	207,735	96,298	109,298
Interest expense	784	797	1,022	1,374	1,326	704	543
Total expense	113,580	131,885	157,726	183,179	209,061	97,002	109,841
Income before income taxes, minority interest, equity in unconsolidated subsidiaries and cumulative effect of accounting change	5,719	7,323	9,083	10,116	10,751	4,832	5,832
Net Income	3,526	4,430	5,377	6,295	6,671	3,001	3,690

	As of January 31,					As of July 31,
	1998	1999	2000	2001	2002	2001	2002
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$1,447	$1,879	$1,856	$2,054	$2,161	$1,834	$2,288
Inventories	16,497	17,076	19,793	21,442	22,614	23,034	24,270
Total current assets	19,352	21,132	24,356	26,555	28,246	27,996	29,796
Net property, plant and equipment	21,469	23,674	32,839	37,617	42,556	39,857	45,411
Net property under capital leases, net goodwill and other acquired intangible assets, and other assets and deferred charges	4,563	5,190	13,154	13,958	12,649	13,723	13,378
Total assets	45,384	49,996	70,349	78,130	83,451	81,576	88,585
Accounts payable	9,126	10,257	13,105	15,092	15,617	15,422	16,983
Commercial paper	—	—	3,323	2,286	743	1,088	1,453
Long-term debt due within one year	1,039	900	1,964	4,234	2,257	3,973	3,031
Obligations under capital leases due within one year	102	106	121	141	148	142	155
Total current liabilities	14,460	16,762	25,803	28,949	27,282	27,423	30,034
Long-term debt	7,191	6,908	13,672	12,501	15,687	15,706	16,201
Long-term obligations under capital leases	2,483	2,699	3,002	3,154	3,045	3,030	2,878
Total liabilities	26,881	28,884	44,515	46,787	48,349	48,498	51,619
Total shareholders’ equity	18,503	21,112	25,834	31,343	35,102	33,078	36,966
Total liabilities and shareholders’ equity	45,384	49,996	70,349	78,130	83,451	81,576	88,585

The ratio of our earnings to fixed charges was 5.56x for the year ended January 31, 2002 and was 6.38x and 5.18x for the six months ended July 31, 2002 and 2001, respectively. See “Ratio of Earnings to Fixed Charges” in the attached prospectus.

DESCRIPTION OF THE NOTES

The following description of the terms and conditions of the notes supplements the more general terms and conditions of Wal-Mart’s debt securities contained in the attached prospectus.

The notes will be issued under the indenture and will be issued in registered form without interest coupons in denominations of $1,000 and integral multiples of $1,000. The notes will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior unsecured debt.

The notes will mature on July 12, 2007 at 100% of their principal amount.

The notes form a part of the series of our 4.375% notes due 2007 and will have the same terms as the other notes of this series other than their date of issue and the price at which the notes are offered to the public by this prospectus supplement. The notes will have the same CUSIP, ISIN and Common Code numbers as the other notes of this series and will trade interchangeably with the other notes of this series immediately upon settlement. The issuance of the notes being offered by this prospectus supplement will increase the aggregate principal amount of the outstanding notes of this series to $1,500,000,000. We may, without the consent of the holders of the notes, create and issue additional notes of this series ranking equally with the other notes of this series and otherwise similar in all respects to the other notes of this series (except for the issue date and price) so that those additional notes will be consolidated and form a single series with the other notes of this series. No additional notes may be issued if an event of default under the indenture has occurred.

The notes will not be subject to a sinking fund and will not be prepayable or redeemable prior to maturity, except in the case of a tax event as explained below. The notes will be subject to defeasance as described in the attached prospectus. The notes will not be convertible or exchangeable. We will pay principal of and interest on the notes in U.S. dollars.

The notes will bear interest from July 12, 2002 at the annual interest rate specified on the cover page of this prospectus supplement. Interest will be payable semi-annually in arrears on January 12 and July 12 of each year, beginning on January 12, 2003, to the person in whose name the note is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Notices to holders of the notes will be mailed to such holders and will also be published in a leading daily newspaper in The City of New York and in London. We expect that publication will be made in The City of New York in The Wall Street Journal and in London in the Financial Times. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

The terms and conditions of the notes, including, among other provisions, the covenants and events of default, differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the notes do not have the covenant restricting the grant of liens and cross-default event of default provisions that are contained in some of our outstanding debt securities.

The notes will not be listed for trading on any exchange. Currently, no public market exists for the notes.

Bank One Trust Company, NA is the trustee under the indenture governing the notes and will also be the registrar and paying agent.

The indenture and the notes will be governed by New York law.

Same-Day Settlement and Payment

We will make all payments of principal and interest on the notes to The Depository Trust Company (“DTC”) in immediately available funds.

The notes will trade in same-day funds settlement system until maturity. Purchases of notes in secondary market trading must be in immediately available funds.

Payment of Additional Amounts

We will pay to the holder of any note who is a United States Alien, as defined below, additional amounts as may be necessary so that every net payment of principal of and interest on that note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that note to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)
any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder, if that holder is an estate, trust, partnership or corporation, and the United States including, without limitation, that holder, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)
any tax, assessment or other governmental charge imposed by reason of that holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on that note;

(e)
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note if that payment can be made without withholding by any other paying agent;

(f)
any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of that note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)
any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation with respect to our company within the meaning of the Internal Revenue Code; or

(h)	any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will we pay any additional amounts to any holder who is a fiduciary or partnership other than the sole beneficial owner of that note to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of that note.

“United States Alien” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

The notes may be redeemed at our option in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, if we determine that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before July 9, 2002 except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any note of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of redemption, we will deliver to the trustee (1) an officers’ certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

Clearstream Banking and Euroclear

Links have been established among DTC, Clearstream Banking and Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream Banking and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream Banking and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream Banking and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream Banking participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking or Euroclear through a participant at least one day prior to settlement. Clearstream Banking or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream Banking or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream Banking or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream Banking or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream Banking or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Banking or Euroclear participant’s account will instead be valued as of the actual settlement date.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

The following is a discussion of material U.S. federal income tax consequences of the ownership of notes as of the date of this prospectus supplement for beneficial owners of notes that purchase the notes in connection with this offering at the offering price. Except where noted, this discussion deals only with notes held as capital assets and does not deal with special situations. For example, this discussion does not address:

•
tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders of notes that are “controlled foreign corporations,” “passive foreign investment companies” or “foreign personal holding companies;”

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds any of the notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a discussion of material U.S. federal tax consequences that will apply to you if you are a United States holder of notes.

“United States holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Pre-issuance Accrued Interest

For federal income taxation purposes, the notes should be treated as having been sold for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the interest payable on the first interest payment date for the notes will be treated as a return of this pre-issuance accrued interest, rather than as interest payable on the notes.

Bond Premium

It is anticipated that the notes will be issued with bond premium equal to the excess of your tax basis in the notes over the principal amount of the notes. You may make an election to amortize this bond premium, using a constant yield method, over the remaining term of the notes as an offset to interest when includable in income under your regular accounting method. If you do not elect to amortize this bond premium, the premium will decrease the gain or increase the loss you would otherwise recognize upon disposition of the notes. An election to amortize bond premium applies to all taxable debt obligations held or aquired during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS. You should consult your own tax advisors before making this election.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note reduced by any amortized bond premium and any cash payments on that note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that you did not previously include in income, which, except as described above, will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the note. That gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest paid on the notes and to the proceeds of sale of the notes made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax of 30% for payments during 2002 and 2003 (declining to 29% in 2004 and 2005, and 28% in 2006 and thereafter) will apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of notes. A non-United States holder is a holder other than a United States holder.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal of or interest on the notes, provided that:

•
you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Internal Revenue Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

•
(1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your notes through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest (other than payments that are treated as a return of pre-issuance accrued interest as described above in “Consequences to United States Holders—Pre-Issuance Accrued Interest”) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of the notes.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the notes beneficially owned by you at the time of your death, provided that (1) you do not own, within the meaning of the Internal Revenue Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of all classes of our voting stock and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in your earnings and profits.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Information Reporting and Backup Withholding

In general, information reporting and backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder.

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters named below, severally and not jointly, the principal amount of the notes set forth opposite their respective names:

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	$83,334,000
J.P. Morgan Securities Inc.	83,333,000
Lehman Brothers Inc.	83,333,000
Banc of America Securities LLC	50,000,000
Barclays Bank PLC.	50,000,000
Fleet Securities, Inc.	50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	50,000,000
TD Securities (USA) Inc.	50,000,000

Total	$500,000,000

The underwriters have advised us that they propose to offer the notes to the public initially at the public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of 0.200% of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.125% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering prices and these concessions may be changed.

In connection with the offering, SEC rules permit the underwriters to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice. Goldman, Sachs & Co. will act as stabilization manager for the offering of the notes.

Some of the underwriters and their affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to us and our affiliates.

The notes offered by this prospectus supplement will trade interchangeably with $1,000,000,000 of our 4.375% notes due 2007 that we issued on July 12, 2002.

We will pay transaction expenses, estimated to be approximately $80,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Each of the underwriters has represented and agreed that (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell the notes, nor will it circulate or distribute this prospectus supplement or any other offering document or material in connection with the offer of the notes, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

Each of the underwriters has also acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

The offering of the notes is being conducted pursuant to Conduct Rule 2710(c)(8) of the NASD.

J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and Lehman Brothers Inc. and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. or Lehman Brothers Inc. based on transactions J.P. Morgan Securities Inc. or Lehman Brothers Inc. conducts through the system. J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

VALIDITY OF THE NOTES

The validity of the notes will be passed on for us by Hughes & Luce, L.L.P., Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett, New York, New York.

GENERAL INFORMATION

Except as disclosed in this prospectus supplement or the attached prospectus, including the documents incorporated by reference, there has been no material adverse change in our financial position since July 31, 2002.

Our independent auditors are Ernst & Young LLP, Tulsa, Oklahoma.

The notes have been accepted for clearance through DTC, Clearstream Banking and Euroclear and have been assigned the following identification numbers:

CUSIP Number	ISIN Number	Common Code
931142BR3	US931142BR37	015150769

PROSPECTUS

WAL-MART STORES, INC.

$6,000,000,000

DEBT SECURITIES

This prospectus forms part of a shelf registration statement that we and several of our subsidiaries filed with the Securities and Exchange Commission. We may use that registration statement to offer and sell, in one or more offerings at various times, up to a total of $6,000,000,000 of our debt securities. As described in a separate prospectus contained in that registration statement, that registration statement also registers the offer and sale of debt securities by three of our finance subsidiaries, Wal-Mart Cayman (Euro) Finance Co., Wal-Mart Cayman (Canadian) Finance Co. and Wal-Mart Cayman (Sterling) Finance Co. The offer and sale of debt securities by one or more of those subsidiaries under that separate prospectus and any related prospectus supplements will reduce the amount of debt securities that we can offer and sell under this prospectus.

We may offer and sell debt securities in different series that have different terms and conditions. This prospectus provides you with a general description of certain material terms of those debt securities. When we sell a particular series of the debt securities, we will provide a prospectus supplement describing the specific terms and conditions of that series of debt securities, including:

•	the public offering price;

•	the maturity date;

•	the interest rate or rates, which may be fixed or variable;

•	the times for payment of principal, interest and any premium; and

•	any redemption provisions of the debt securities in the series.

The prospectus supplement may also contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement may also update or change information contained in this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision.

We maintain our principal executive offices at:

702 S.W. 8th Street
Bentonville, Arkansas 72716
Telephone: (501) 273-4000.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 25, 2001.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating the information that we have already filed with the SEC, the SEC allows us to “incorporate by reference” in this prospectus information contained in documents we have filed with the SEC. Those documents form an important part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the offering of debt securities by this prospectus.

•	Wal-Mart’s Annual Report on Form 10-K for its fiscal year ended January 31, 2001, as amended.

•	Wal-Mart’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 2001.

•	Wal-Mart’s Current Report on Form 8-K dated May 9, 2001.

As allowed by the SEC’s rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request we will provide you, free of charge, with a copy of the registration statement, any of the exhibits to the registration statement or a copy of any other information we have incorporated by reference into the registration statement. If you want more information, write in care of or call:

Allison D. Garrett, Esq.
Vice President and Assistant General Counsel
Wal-Mart Stores, Inc.
Corporate Offices
702 S.W. 8th Street, Mail Stop 0290
Bentonville, Arkansas 72716
Telephone: (501) 273-4505

You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may either:

•
read and copy any materials we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its offices in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago, Illinois at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or

•	visit the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

You can obtain more information about the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be included, for example, under “Wal-Mart Stores, Inc.” and “Use of Proceeds,” and in certain portions of our reports and other information incorporated in this prospectus by reference. These forward-looking statements may include statements that address activities, events or developments that we expect or anticipate will or may occur in the future, including:

•	future capital expenditures, including the amount and nature of those expenditures;

•	expansion and other development trends of industry segments in which we and our subsidiaries are active;

•	our business strategy;

•	our financing strategy;

•	expansion and growth of our business; and

•	operations and other similar matters.

Although we believe the expectations expressed in the forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf.

Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance. These factors include:

•	the costs of goods;

•	the cost of electricity and other energy requirements;

•	competitive pressures;

•	inflation;

•	consumer debt levels;

•	currency exchange fluctuations;

•	trade restrictions;

•	changes in tariff and freight rates;

•	unemployment levels;

•	interest rate fluctuations; and

•	other capital market and economic conditions.

Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, actual results may differ from those in the forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or on our business or operations. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales for fiscal 2001. Our total net sales exceeded $191 billion in fiscal 2001, over 83% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, Argentina, Brazil, Canada, Germany, Korea, Mexico, Puerto Rico, and the United Kingdom, and in China under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. As of June 30, 2001, we operated in the United States:

•	1,682 Wal-Mart stores;

•	977 Supercenters;

•	22 Neighborhood Markets; and

•	486 SAM’S Clubs.

As of June 30, 2001, we also operated 176 Canadian Wal-Mart stores, 11 units in Argentina, 21 units in Brazil, 12 units in China, 93 units in Germany, six units in Korea, 515 units in Mexico, 17 units in Puerto Rico and 245 units in the United Kingdom. The units operated by our International Division represent a variety of retail formats. As of June 30, 2001, we employed more than 962,000 associates in the United States and 282,000 associates internationally.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including McLane Company, Inc., Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, Inc., Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust, Sam’s Real Estate Business Trust, Wares Delaware Corporation and the finance subsidiaries. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

Year Ended January 31,					Three Months Ended April 30,
1997	1998	1999	2000	2001	2000	2001
4.59x	5.33x	6.24x	6.76x	5.54x	5.47x	4.87x

For the purpose of computing our ratios of earnings to fixed charges, we have defined “earnings” to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

We have also defined “fixed charges” to mean:

•	the interest that we pay; plus

•	the capitalized interest that we show on our accounting records; plus

•	the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

We have not disclosed ratios of earnings to fixed charges and preferred stock dividends because we do not have any shares of preferred stock outstanding.

USE OF PROCEEDS

Except as we otherwise specifically describe in an applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities:

•	to repay the short-term borrowings that we have incurred for corporate purposes, including to finance capital expenditures such as the purchase of land and construction of stores and other facilities;

•	to repay short-term borrowings that we have incurred to acquire other companies and assets; and

•	to meet our other general working capital requirements.

Before we apply the net proceeds to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

We may also incur from time to time additional debt other than through the offering of debt securities under this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

We will issue the debt securities in one or more series under an indenture, dated as of July 5, 2001, among us, three of our finance subsidiaries, Wal-Mart Cayman (Euro) Finance Co., Wal-Mart Cayman (Canadian) Finance Co., and Wal-Mart Cayman (Sterling) Finance Co. (collectively, the “finance subsidiaries”) and Bank One Trust Company, NA, as the indenture trustee.

The indenture is a contract among us, the finance subsidiaries and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an “event of default,” as that term is described below, occurs under the indenture in relation to debt securities we have issued. Second, the trustee performs certain administrative duties for us.

We have summarized below material provisions of the debt securities that we will offer and sell pursuant to this prospectus and material provisions of the indenture. However, you should understand that this is only a summary. We have not described all of the provisions of the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture referred to in the following summary, whether by reference to articles, sections or defined terms. The following summary is qualified in its entirety by those provisions of the indenture.

We will describe the particular terms and conditions of any series of debt securities offered in the applicable prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

As a holder of debt securities issued under the indenture, you will be one of our unsecured creditors and will have a right to payment equal to that of our other unsecured creditors.

The debt securities offered by this prospectus, when aggregated with the debt securities offered by the finance subsidiaries through the separate prospectus filed under the registration statement of which this prospectus is a part, will be limited to a total of $6,000,000,000, or the equivalent amount in any non-U.S. currency. The indenture, however, does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

With respect to each particular series of debt securities that we offer by this prospectus, the prospectus supplement will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	the date or dates on which the principal will be paid;

•	the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•
the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•
the percentage of the principal amount at which the debt securities of the series will be issued, and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•
whether we may prepay the debt securities of the series in whole or part and, if so, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of, premium, if any, and interest, if any, on debt securities of the series will be paid;

•
whether we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•
whether, when, on what terms and at whose option we will be obligated to redeem or repurchase the debt securities of the series in whole or part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, and any redemption or repurchase price or the method for determining any redemption or repurchase price;

•
whether the debt securities of the series will be convertible into any other of our securities and, if so, when the conversion of exchange right may be exercised, the conversion or exchange price or the ratio or ratios or the method of determining the conversion or exchange price or ratio and any other terms and conditions, including anti-dilution terms, upon which any conversion or exchange may occur;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which we will issue debt securities of the series;

•
the currency in which we will pay principal, any premium, interest or other amounts owing with respect to the debt securities of the series, which may be United States dollars, a foreign currency or a composite currency;

•	any index, formula or other method that we must use to determine the amount of any payment of principal, any premium or interest on the debt securities of the series;

•	if the debt securities of the series are subordinated in right of payment to other securities, the terms and conditions of subordination;

•	whether, and under what conditions, we will be required to pay any additional amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to, or change in, the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currency units or composite currencies in the prospectus supplement relating to that series.

We may also offer and sell a series of the debt securities as original issue discount securities, bearing no interest or interest at a rate that at the time of issuance is below market rates, or at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in the prospectus supplement relating to that series.

Events of Default and Waiver

An event of default with respect to debt securities of a series issued will occur if:

•	we fail to pay interest on any outstanding debt securities when it is due and payable and that failure continues for 30 days;

•	we fail to pay principal on any outstanding debt securities when it is due and payable;

•
we fail to perform or we breach any covenant or warranty in the indenture with respect to any debt securities outstanding or we fail to perform or breach any covenant or warranty particular to that series of debt securities and that failure continues for 90 days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; and

•	in the event the debt securities are guaranteed, the guarantor repudiates its obligation under the guarantee or the guarantees are determined to be unenforceable or invalid.

If an event of default with respect to any series of outstanding debt securities occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of that series of outstanding debt securities may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive an event of default resulting in acceleration of the debt securities of that series, but only if all other events of default with respect to the debt securities of that series have been remedied or waived and all payments due with respect to the debt securities of that series, other than those due as a result of acceleration, have been made. If an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of the debt securities of that series. Prior to any acceleration of the maturity of the debt securities of a series, the holders of a majority in aggregate principal amount of the debt securities of that series may waive any past default under the indenture except a default in the payment of principal of, or interest on, those debt securities.

The indenture provides that upon the occurrence of an event of default described in the first two bullet points in the first paragraph under “Events of Default and Waiver” with respect to a series of debt securities, we will, upon the trustee’s demand, pay to the trustee for the benefit of the holders of the outstanding debt securities of that series, the whole amount then due and payable on the debt securities of that series for principal and interest. The indenture also provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

The indenture provides that, notwithstanding any other provision of the indenture, the holder of any debt securities of a series will have the right to institute suit for the enforcement of any payment of principal of, and interest on, the debt securities of that series when due and that that right will not be impaired without the consent of that holder.

The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of a series, to give to the holders of the debt securities of that series notice of all uncured defaults known to it. However, except in the case of default in the payment of principal or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term “default,” for the purpose of this provision only, means the occurrence of any of the events of default specified above excluding any grace periods.

We are required to file annually with the applicable trustee a written statement as to the existence or non-existence of defaults under the indenture or any series of debt securities.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities and any guarantee of those debt securities, except for:

•	the rights of holders of debt securities to receive payments of principal and interest from the trust referred to below when those payments are due;

•
our obligations respecting the debt securities concerning issuing temporary notes, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for debt security payments being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture relating to such a discharge of obligations.

We refer to a discharge of this type as “defeasance.”

In addition, other than our covenant to pay the amounts due and owing with respect to a series of debt securities, we may elect to have our obligations as the issuer of a series of debt securities released with respect to covenants relating to that series of debt securities. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the debt securities of that series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to those debt securities.

To exercise the right to either of the rights we describe above, certain conditions must be met, including:

•
we must irrevocably deposit with the trustee, in trust for the debt security holders’ benefit, cash in U.S. dollars, certain United States government securities, or a combination thereof, in amounts sufficient to pay the principal of and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

•
the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the type of defeasance described first above, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

•	no default or event of default exists on the date of such deposit, subject to certain exceptions; and

•
the trustee must receive an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy or reorganization of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders.

Satisfaction and Discharge

If we and the finance subsidiaries so request, the indenture will cease to be of further effect, other than as to certain rights of registration of transfer or exchange of the notes, as provided for in the indenture, and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture, the debt securities and any guarantees then outstanding when:

•
either all the debt securities previously authenticated and delivered under the indenture, other than destroyed, lost or stolen securities that have been replaced or paid and notes that have been subject to defeasance, have been delivered to the trustee for cancellation; or

•
all of the securities issued under the indenture not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and expense; and

•
in each of the foregoing cases, each issuer of the affected debt securities has irrevocably deposited or caused to be deposited with the trustee cash in U.S. dollars, certain United States government securities, or a combination thereof, in trust for the purpose and in an amount sufficient to pay and discharge the entire indebtedness arising under the debt securities issued pursuant to the indenture not previously delivered to the trustee for cancellation, for principal, and premium, if any, on and interest on these securities to the date of such deposit (in the case of notes that have become due and payable) or to the stated maturity of these securities or redemption date, as the case may be;

•	we and the finance subsidiaries have paid or caused to be paid all sums payable under the indenture by us and them; and

•
we and the finance subsidiaries have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture, the securities issued under the indenture have been complied with.

Modification of the Indenture

The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of such indenture may be made which affect the rights of the holders of such debt securities. However, no such modification or alteration may be made without the consent of the holder of each debt security if the modification or alteration would, among other things:

•
change the maturity of the principal of, or of any installment of interest on, any debt security, or reduce the principal amount of any debt security, or change the method of calculation of interest or the currency of payment of principal or interest on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security; or

•	reduce the above-stated percentage in principal amount of outstanding debt securities required to modify or alter such indenture.

The trustee and we, without the consent of the holders of the debt securities, may execute a supplemental indenture to, among other things:

•	evidence the succession of another corporation to us and the successor’s assumption to our respective agreements and obligations with respect to the debt securities and the indenture;

•
add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default under the indenture subject to certain limitations;

•	cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

•
provide for the issuance of debt securities whether or not then outstanding under the indenture in coupon form and to provide for exchangeability of the coupon form securities with other debt securities issued under the indenture in fully registered form;

•	establish new series of debt securities and the form or terms of such series of debt securities and to provide for the issuance of securities of any series so established; and

•	evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture.

Amalgamation, Consolidation, Merger or Sale of Assets

The indenture provides that we may, without the consent of the holders of any of the outstanding debt securities of any series, amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

•	any successor to us assumes our obligations on the debt securities and under the indenture;

•	any successor to us must be an entity incorporated or organized under the laws of the United States;

•	after giving effect thereto, no event of default, as defined in the indenture, shall have occurred and be continuing; and

•	certain other conditions under the indenture are met.

Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the debt securities or the trustee, on their behalf, to take any of the actions described above under “Events of Default and Waiver.”

No Limitations on Additional Debt and Liens

The indenture and the debt securities do not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets.

The Indenture Trustee

Bank One Trust Company, NA is the trustee under the indenture governing the debt securities and will also be the registrar and paying agent. The trustee is a national banking association with its principal offices in Chicago, Illinois.

The trustee has two main roles under the indenture. First, the trustee can enforce your rights against us if any of the actions described above under “Events of Default and Waiver” occurs. Second, the trustee performs certain administrative duties for us. The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of the debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities, although the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would result in personal liability to it.

Bank One Trust Company, NA also serves as trustee under an indenture, dated as of April 1, 1991, between it and us. As of May 31, 2001, we had issued a total of $17.46 billion of our senior unsecured securities under that indenture as supplemented through the date of this prospectus. Bank One Trust Company, NA also serves as trustee under an indenture, dated as of December 1, 1986, covering secured bonds issued in the aggregate principal amount of $137,082,000 by the owner trustees of approximately 24 SAM’S Clubs store properties that are leased to one of our subsidiaries. Bank One Leasing Corporation, an affiliate of Bank One Trust Company, NA, established a business trust that purchased 15 Wal-Mart discount stores for $53,661,785 and leased the stores back to us for an initial term of 20 years in a transaction consummated on December 22, 1992. On November 10, 1994, a second business trust of which Bank One Leasing Corporation is a beneficiary purchased an additional 23 Wal-Mart discount stores for $128,842,500 and leased the stores back to us for an initial term of 20 years. Bank One Trust Company, NA also serves as trustee under an indenture, dated as of April 27, 2001 among Wal-Mart Canada Venture Corp., one of our subsidiaries, us, as guarantor, and it. On April 27, 2001, Wal-Mart Canada Venture Corp. issued a total of $325,000,000 of its senior unsecured debt securities under that indenture, which are guaranteed by us.

We expect to maintain banking relationships in the ordinary course of business with Bank One, NA, an affiliate of Bank One Trust Company, NA.

TAX CONSEQUENCES TO HOLDERS

A prospectus supplement may describe the principal U.S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in the following circumstances:

•	payment of the principal, interest and any premium in a currency other than the U.S. dollar;

•	the issuance of any debt securities with “original issue discount,” as defined for U.S. federal income tax purposes;

•	the issuance of any debt securities with an associated “bond premium,” as defined for U.S. federal income tax purposes; and

•	the inclusion of any special terms in debt securities that may have a material effect for U.S. federal income tax purposes.

In addition, if the tax laws of foreign countries are material to a particular series of debt securities, a prospectus supplement may describe the principal income tax consequences of acquiring, owning and disposing of debt securities of some series under similar circumstances.

PLAN OF DISTRIBUTION

General

We may sell the debt securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters; or

•	through a combination of any of those methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the debt securities. Offers to purchase debt securities may also be solicited by agents designated by us from time to time. Any of those agents, who may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale.

If we use an underwriter or underwriters in the sales, we will execute an underwriting agreement with those underwriters at the time of sale of the debt securities and the name of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this prospectus is delivered to the public. The compensation of any underwriters will also be set forth in the prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to our contributing to payments those underwriters, dealers, agents and other persons are required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Hughes & Luce, L.L.P., our counsel.

EXPERTS

The consolidated financial statements of Wal-Mart Stores, Inc. and its subsidiaries incorporated by reference in Wal-Mart Stores, Inc.’s Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements, to the extent covered by consents filed with the Securities and Exchange Commission, given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$500,000,000

Wal-Mart Stores, Inc.

4.375% Notes Due 2007

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
JPMorgan
Lehman Brothers

Banc of America Securities LLC

Barclays Capital

Fleet Securities, Inc.

Merrill Lynch & Co.

TD Securities